Exhibit 99.1

VOLT INFORMATION SCIENCES REPORTS NEW YORK STOCK EXCHANGE EXTENSION AND AMENDMENT TO SECURITIZATION PROGRAM

New York, New York, December 20, 2010 – Volt Information Sciences, Inc. (NYSE: VOL) today reported that it has received an additional extension for continued listing and trading of the Company’s common stock on the New York Stock Exchange and has entered into amendments to the agreements relating to its $150 million accounts receivable securitization program.

New York Stock Exchange

The Company announced that it has received an extension from the New York Stock Exchange to file with the Securities and Exchange Commission its fiscal 2009 Annual Report on Form 10-K from December 31, 2010 to February 1, 2011. The Exchange noted that in the event the Company does not file the 10-K Report by February 1, 2011 it would initiate suspension and delisting procedures.  The NYSE has advised the Company that the extension is subject to reassessment on an ongoing basis and that the Exchange will closely monitor the progress made toward the filing of the 10-K Report. The Company continues to devote significant resources in its efforts to meet the NYSE deadline, but there can be no assurance that it will meet this deadline.  During the year ended October 31, 2010, the Company incurred consulting, legal and accounting expenses of approximately $28 million in connection with the restatement of its financial statements and related investigations.

Securitization Program

The Company also stated that it has entered into amendments to its accounts receivable securitization program that extend the time to May 2, 2011 for delivery of the Company’s audited financial statements, including its fiscal year ended October 31, 2010.  The securitization program does not contain financial covenants.  No amendments were required to any of the Company’s or any subsidiary’s other credit facilities, including the Company’s $42 million bank credit facility.

Under the securitization program, accounts receivable related to the United States operations of the Staffing Solutions business of the Company and certain of its subsidiaries are sold from time-to-time to Volt Funding Corp., which, in turn, sells an undivided percentage ownership interest in the pool of receivables to a commercial paper conduit.  The Company retains the servicing responsibility for the accounts receivable.

Liquidity Update

The Company also reported that on October 31, 2010, the end of the Company’s 2010 fiscal year, the Company’s total consolidated borrowings were approximately $84 million, including $50 million drawn under the $150 million accounts receivable securitization program.  The Company’s remaining borrowings consisted of approximately $18 million of foreign currency borrowings outstanding under its $42 million bank credit facility, approximately $5 million of foreign currency borrowings under various foreign subsidiaries’ credit facilities and an approximately $11 million mortgage loan.

The Company’s consolidated cash and cash equivalents at October 31, 2010 were approximately $51 million, excluding approximately $67 million of restricted cash, of which approximately $30 million served as collateral for short-term borrowings under the bank credit facility and under certain international credit facilities.

Business Update

Jack Egan, Volt’s Chief Financial Officer, stated: “During fiscal 2010, we have seen a trend of increasing business activity in our Staffing Services segment as demand for temporary employees has significantly increased.  Our Computer Systems segment has been negatively impacted by a decline in traditional directory assistance volume but is experiencing increased activity in projects and its third party maintenance operation.  In addition, the Company has reduced its presence in the Telecommunications Services segment by exiting lower margin business.

Our financial position remains strong.  With approximately $51 million of unrestricted cash and $100 million available under our accounts receivable securitization program, we have sufficient liquidity to meet all of our anticipated needs.”

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward- looking statements are contained in Company reports filed with the Securities and Exchange Commission.

Contact:
Ron Kochman
Volt Information Sciences
voltinvest@volt.com
212-704-2400